Exhibit 99.1

News from Xerox

Public Relations Office:	FOR IMMEDIATE RELEASE

800 Long Ridge Road
Stamford, CT 06904
203-968-4644

XEROX REPORTS THIRD-QUARTER EARNINGS OF 5 CENTS PER SHARE

“We met expectations by delivering another quarter

of positive performance with revenue growth and earnings expansion.”

•	18 cents adjusted EPS, excluding restructuring and previously disclosed charges

•	Total revenue up 1 percent

•	Revenue from color up 22 percent

•	Share repurchase program launched

STAMFORD, Conn., Oct. 21, 2005 – Xerox Corporation (NYSE: XRX) announced today third-quarter earnings per share of 5 cents. This includes previously announced charges of 12 cents per share related to litigation matters and other items as well as a restructuring charge of 1 cent per share. Excluding these items, Xerox delivered adjusted earnings per share of 18 cents.

Xerox also announced plans to repurchase up to $500 million of the company’s common stock.

“We met expectations by delivering another quarter of positive performance with revenue growth and earnings expansion,” said Anne M. Mulcahy, Xerox chairman and chief executive officer.

“Xerox’s third-quarter results reflect the strength of our digital portfolio, especially in color where our industry-leading technology delivered 22-percent revenue growth,” she added, citing strong sales of the company’s DocuColor® multifunction devices and iGen3® Digital Production Press. “These digital systems combined with document management services flow through to boost our annuity revenue, continuing a positive trend that fuels total revenue growth. Our resources are aligned around a solid growth strategy - and the strategy is working.

Xerox Reports Third-Quarter Earnings/ 2

“As important, the strength of our financial position gives us flexibility to compete effectively, invest in innovation and deliver a return to shareholders through initiatives like the share repurchase program.”

In the third quarter, total revenue of $3.8 billion grew 1 percent year over year. Equipment sales increased 2 percent. Post-sale and financing revenue, which represents more than 70 percent of the company’s total revenue, grew 1 percent as the revenue stream from digital products offset declines from the company’s older light-lens technology.

Xerox’s production business provides commercial printers and document-intensive industries with high-speed digital technology that enables on-demand, personalized printing. Total production revenue declined 1 percent in the third quarter. Production equipment sale growth of 1 percent only partially offset a decline in production post-sale and financing revenue. Production color installs grew 5 percent reflecting strong placements of the iGen3. Installs of production monochrome systems grew 21 percent largely due to the success of the Xerox 4110 light production system.

In Xerox’s office business, which provides technology and services for workgroups of any size, equipment sales declined 1 percent and total revenue grew 2 percent. Equipment sale revenue was impacted by product mix with the company selling a greater proportion of lower-priced units compared to the third quarter of last year. Installs of digital office monochrome systems were up 21 percent reflecting increased placements of Xerox WorkCentre® desktop multifunction systems. In office color, installs of multifunction systems were up 56 percent due to the success of the recently launched DocuColor 240/250 systems, and activity remained strong in installs of office color printers.

Xerox Reports Third-Quarter Earnings/ 3

Selling, administrative and general expenses decreased $25 million year over year and were 26.9 percent of revenue in the third quarter, a decline of 1 percentage point from third quarter of last year. Gross margins were 41.3 percent, a sequential improvement from second quarter of this year and down about 1 point year over year.

Xerox closed the quarter with operating cash flow of $162 million and a cash and short-term investments balance of $1.6 billion. Through the third quarter of this year, the company has generated close to $800 million in operating cash flow. Debt was down $3.3 billion year over year and declined by about $700 million from the second quarter of this year.

In a related announcement today, Xerox said its strong financial position prompted the board of directors to authorize the repurchase of up to $500 million of the company’s common stock. Xerox’s first stock buyback plan in nearly eight years, the company will use its healthy cash balance to repurchase stock over the next 12 months primarily through open-market purchases.

For the fourth quarter of 2005, Mulcahy said she expects earnings in the range of 25-29 cents per share, which includes anticipated additional restructuring charges of 5 cents per share.

-XXX-

Media Contacts:

Christa Carone, Xerox Corporation, 203-968-4644, christa.carone@xerox.com

Michael Goodwin, Xerox Corporation, 203-968-4663, michael.goodwin@xerox.com

NOTE TO EDITORS: This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act. These statements reflect management’s current beliefs and expectations, and are subject to risks, uncertainties and assumptions. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described in such statements. Information concerning certain factors that could cause actual results to differ materially is included in the company’s second-quarter 2005 Form 10- Q filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Xerox Reports Third-Quarter Earnings/ 4

For presentation slides and more information about Xerox, visit www.xerox.com/investor. To receive its RSS news feed, visit www.xerox.com/news. XEROX®, iGen3® and DocuColor® are trademarks of XEROX CORPORATION.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except per share data)	2005	2004	Change	2005	2004	Change
Revenues
Sales	$1,721	$1,652	4%	$5,242	$5,092	3%
Service, outsourcing and rentals	1,822	1,834	(1)%	5,545	5,602	(1)%
Finance income	216	230	(6)%	664	702	(5)%

Total Revenues	3,759	3,716	1%	11,451	11,396	—

Costs and Expenses
Cost of sales ***	1,108	1,003	10%	3,325	3,168	5%
Cost of service, outsourcing and rentals ***	1,017	1,049	(3)%	3,162	3,203	(1)%
Equipment financing interest	81	85	(5)%	250	260	(4)%
Research, development and engineering ***	242	234	3%	709	684	4%
Selling, administrative and general expenses	1,011	1,036	(2)%	3,066	3,122	(2)%
Restructuring and asset impairment charges	17	23	(26)%	296	62	*
Other expenses, net	206	123	67%	160	260	(38)%

Total Costs and Expenses	3,682	3,553	4%	10,968	10,759	2%

Income from Continuing Operations before Income Taxes, Equity Income, Discontinued Operations and Cumulative Effect of Change in Accounting Principle**	77	163	(53)%	483	637	(24)%
Income tax expenses (benefits)	29	62	(53)%	(88)	220	*
Equity in net income of unconsolidated affiliates	23	62	(63)%	80	119	(33)%

Income from Continuing Operations before Discontinued Operations and Cumulative Effect of Change in Accounting Principle	71	163	(56)%	651	536	21%
Income from Discontinued Operations, net of tax	—	—	—	53	83	(36)%
Cumulative Effect of Change in Accounting Principle, net of tax	(8)	—	*	(8)	—	*

Net Income	$63	$163	(61)%	$696	$619	12%
Less: Preferred stock dividends, net	(14)	(14)	—	(43)	(59)	(27)%

Income Available to Common Shareholders	$49	$149	(67)%	$653	$560	17%

Basic Earnings per Share
Earnings from Continuing Operations	$0.06	$0.18	(67)%	$0.63	$0.58	9%
Earnings from Discontinued Operations	—	—	—	0.06	0.10	(40)%
Loss from Cumulative Effect of Change in Accounting Principle	(0.01)	—	*	(0.01)	—	*

Basic Earnings per Share	$0.05	$0.18	(72)%	$0.68	$0.68	—

Diluted Earnings per Share
Earnings from Continuing Operations	$0.06	$0.17	(65)%	$0.62	$0.55	13%
Earnings from Discontinued Operations	—	—	—	0.05	0.08	(38)%
Loss from Cumulative Effect of Change in Accounting Principle	(0.01)	—	*	(0.01)	—	*

Diluted Earnings per Share	$0.05	$0.17	(71)%	$0.66	$0.63	5%

Note: Certain reclassifications of prior year amounts have been made to these financial statements to conform to the current year presentation.

*	Percent not meaningful.
**	Referred to as “pre-tax income” throughout the remainder of this document.
***	Effective July 1, 2005, we have reclassified sustaining engineering costs from our Cost of sales to Research, development and engineering caption. See Appendix III.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	September 30, 2005	December 31, 2004
Assets

Cash and cash equivalents	$1,345	$3,218
Short-term investments	235	—

Total cash, cash equivalents and short-term investments	1,580	3,218
Accounts receivable, net	2,088	2,076
Billed portion of finance receivables, net	325	377
Finance receivables, net	2,590	2,932
Inventories	1,430	1,143
Other current assets	1,088	1,182

Total current assets	9,101	10,928
Finance receivables due after one year, net	4,860	5,188
Equipment on operating leases, net	414	398
Land, buildings and equipment, net	1,652	1,759
Investments in affiliates, at equity	797	845
Intangible assets, net	301	297
Goodwill	1,697	1,848
Deferred tax assets, long-term	1,518	1,521
Other long-term assets	1,930	2,100

Total Assets	$22,270	$24,884

Liabilities and Equity

Short-term debt and current portion of long-term debt	$1,253	$3,074
Accounts payable	1,131	1,037
Accrued compensation and benefits costs	556	637
Unearned income	192	243
Other current liabilities	1,171	1,309

Total current liabilities	4,303	6,300
Long-term debt	6,198	7,050
Liabilities to subsidiary trusts issuing preferred securities	728	717
Pension and other benefit liabilities	1,078	1,189
Post-retirement medical benefits	1,187	1,180
Other long-term liabilities	1,320	1,315

Total liabilities	14,814	17,751

Series C mandatory convertible preferred stock	889	889
Common stock, including additional paid-in-capital	4,948	4,881
Retained earnings	2,754	2,101
Accumulated other comprehensive loss	(1,135)	(738)

Total Liabilities and Equity	$22,270	$24,884

Shares of Common Stock issued and outstanding	960,402	955,997

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2005	2004	2005	2004
Cash Flows from Operating Activities
Net income	$63	$163	$696	$619
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	156	168	480	511
Provisions for receivables and inventory	30	36	75	134
Net loss (gain) on sales of businesses and assets	2	3	(100)	(51)
Undistributed equity in net income of unconsolidated affiliates	(22)	(59)	(55)	(93)
Income from discontinued operations	—	—	(53)	(83)
Restructuring and asset impairment charges	17	23	296	62
Cash payments for restructurings	(60)	(38)	(123)	(142)
Contributions to pension benefit plans	(84)	(127)	(363)	(376)
Increase in inventories	(221)	(154)	(358)	(285)
Increase in equipment on operating leases	(63)	(73)	(176)	(175)
Decrease in finance receivables	127	144	401	442
(Increase) decrease in accounts receivable and billed portion of finance receivables	(38)	58	(87)	121
Increase in accounts payable and accrued compensation	121	160	278	147
Net change in income tax assets and liabilities	27	5	(246)	27
Net change in derivative assets and liabilities	4	31	55	69
Increase (decrease) in other current and long-term liabilities	77	(8)	(30)	(95)
Other, net	26	103	99	102

Net cash provided by operating activities	162	435	789	934

Cash Flows from Investing Activities
Proceeds from sales of short-term investments	83	—	89	—
Purchases of short-term investments	(129)	—	(325)	—
Cost of additions to land, buildings, and equipment	(48)	(36)	(124)	(131)
Proceeds from sales of land, buildings, and equipment	—	7	2	46
Cost of additions to internal use software	(15)	(15)	(41)	(35)
Proceeds from divestitures and investments, net	—	1	105	187
Net change in escrow and other restricted investments	39	25	81	216
Other	—	—	(1)	—

Net cash (used in) provided by investing activities	(70)	(18)	(214)	283

Cash Flows from Financing Activities
Cash proceeds from new secured financings	36	402	321	1,599
Debt payments on secured financings	(560)	(494)	(1,512)	(1,471)
Net cash (payments) proceeds on other debt	(129)	529	(1,199)	(380)
Preferred stock dividends	(14)	(14)	(43)	(69)
Proceeds from issuances of common stock	8	6	32	53
Other	(1)	(13)	7	(14)

Net cash (used in) provided by financing activities	(660)	416	(2,394)	(282)

Effect of exchange rate changes on cash and cash equivalents	1	20	(54)	(17)

(Decrease) increase in cash and cash equivalents	(567)	853	(1,873)	918
Cash and cash equivalents at beginning of period	1,912	2,542	3,218	2,477

Cash and cash equivalents at end of period	$1,345	$3,395	$1,345	$3,395

Xerox Corporation

Segment Revenues and Segment Operating Profit

	Three Months Ended September 30,
(in millions, except operating margin)	2005	2004	Change
Revenues
Production	$1,058	$1,067	(1)%
Office	1,848	1,819	2%
Developing Markets Operations (DMO)	446	406	10%
Other	407	424	(4)%

Total Revenues	$3,759	$3,716	1%

Memo: Color*	$1,120	$915	22%

Operating Profit
Production**	$73	$105	$(32)
Office**	189	182	7
DMO**	18	4	14
Other**	(14)	(43)	29

Total Operating Profit	$266	$248	$18

Operating Margin
Production**	6.9%	9.8%	(2.9	) pts
Office**	10.2%	10.0%	0.	2 pts
DMO**	4.0%	1.0%	3.	0 pts
Other**	(3.4)%	(10.1)%	6.	7 pts

Total Operating Margin	7.1%	6.7%	0.	4 pts

	Three Months ended September 30,
	2005	2004
Reconciliation to pre-tax income:
Total segment profit	$266	$248
Reconciling items:
Restructuring and asset impairment charges	(17)	(23)
Provision for litigation matters	(107)	—
Hurricane Katrina losses	(15)	—
Provision for EU Waste Directive	(26)	—
Other expenses	(1)	—
Equity in net income of unconsolidated affiliates	(23)	(62)

Pre-tax income	$77	$163

*	Color revenues represent a subset of total revenues.
**	Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office, Developing Markets Operations (“DMO”) and Other. The Production and Office segments are centered around strategic product groups which share common technology, manufacturing and product platforms, as well as classes of customers. During the quarter ended March 31, 2005, we implemented a new financial reporting system which has enabled greater efficiencies in financial reporting and provided enhanced analytical capabilities including activity-based cost analysis on shared services and internal cost allocations. As a result of the implementation, changes in the allocation of certain segment costs and expenses were made. These changes include a reallocation of costs associated with corporate and certain shared service functions.

Production:	Monochrome 91+ pages per minute (ppm), Color 41+ ppm excluding 50 ppm with embedded controller; North America & Europe

Office:	Monochrome up to 90 ppm; Color up to 40 ppm as well as 50 ppm with embedded controller; North America & Europe

DMO:	Operations in Latin America, Central-Eastern Europe, Middle East, India, Eurasia, Russia and Africa

Other:	Paper, SOHO, Wide Format Systems, Xerox Technology Enterprises (XTE), consulting, equity income and non-allocated corporate items

See Appendix II for reclassification of prior-period amounts to conform to the current period’s presentation.

Financial Review

Summary

Revenues

	Three Months Ended September 30,
(in millions)	2005	2004	Change
Equipment sales	$1,018	$1,000	2%
Post sale and other revenue	2,525	2,486	2%
Finance income	216	230	(6)%

Total Revenues	$3,759	$3,716	1%

Reconciliation to Condensed Consolidated Statements of Income
Sales	$1,721	$1,652
Less: Supplies, paper and other sales	(703)	(652)

Equipment sales	$1,018	$1,000

Service, outsourcing and rentals	$1,822	$1,834
Add: Supplies, paper and other sales	703	652

Post sale and other revenue	$2,525	$2,486

Third quarter 2005 total revenues increased by 1% compared to the third quarter 2004. Currency impact on total revenues was negligible in the quarter. Total revenues included the following:

•	2% growth in equipment sales, including a 1-percentage point benefit from currency, primarily reflects revenue growth from color in Office and Production, low-end black and white office products as well as growth in DMO. These growth areas were partially offset by revenue declines in higher-end office black and white products, and black and white production products.

•	2% growth in post sale and other revenue, including a 1-percentage point benefit from currency, primarily reflects growth in digital products and in DMO, which were partially offset by declines in light lens.

•	Finance income declined 6% including a 1-percentage point benefit from currency.

Net Income

Third quarter 2005 net income was $63 million or $0.05 per diluted share, and included the following items:

•	$79 million after-tax ($107 million pre-tax), or $0.08 per diluted share, charge for litigation matters related to the MPI arbitration panel decision and probable losses for other legal matters.

•	$9 million after-tax ($15 million pre-tax), or $0.01 per diluted share, charge for losses sustained in connection with Hurricane Katrina.

•	$18 million after-tax ($26 million pre-tax), or $0.02 per diluted share, charge related to the European Union Waste Directive, including the associated adoption of FASB Staff Position No. FAS 143-1, “Accounting for Electronic Equipment Waste Obligations”.

•	$8 million after-tax ($12 million pre-tax), or $0.01 per diluted share, charge for a change in accounting principle related to the adoption FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47).

•	$11 million after-tax ($17 million pre-tax), or $0.01 per diluted share, charge related to restructuring.

Third quarter 2004 net income was $163 million, or $0.17 per diluted share, and included the following items:

•	$38 million net of tax, or $0.04 per diluted share, in equity income related to our share of the gain recorded by Fuji Xerox as a result of the transfer and settlement of a portion of their pension obligation to the Japanese government.

•	$16 million after-tax ($23 million pre-tax), or $0.02 per diluted share, charge related to restructuring.

The calculations of basic and diluted earnings per share are enclosed as Appendix I.

Operations Review

	Three Months ended September 30, 2005
(in millions)	Production	Office	DMO	Other	Total
2005
Equipment sales	$282	$566	$134	$36	$1,018
Post sale and other revenue	693	1,155	310	367	2,525
Finance income	83	127	2	4	216

Total Revenues	$1,058	$1,848	$446	$407	$3,759

2004
Equipment sales	$280	$571	$114	$35	$1,000
Post sale and other revenue	697	1,115	289	385	2,486
Finance income	90	133	3	4	230

Total Revenues	$1,067	$1,819	$406	$424	$3,716

Change
Equipment sales	1%	(1)%	18%	3%	2%
Post sale and other revenue	(1)%	4%	7%	(5)%	2%
Finance income	(8)%	(5)%	(33)%	—%	(6)%
Total Revenues	(1)%	2%	10%	(4)%	1%

Equipment Sales

Equipment sales reflect the results of our technology investments and the associated product launches as approximately two-thirds of the third quarter 2005 equipment sales were generated from products launched in the past 24 months. During 2005 we have launched 43 new products through September, including 3 products in the third quarter.

The third quarter 2005 equipment sales growth was 2%, including a 1-percentage point currency benefit, reflecting growth in Production and DMO, partially offset by a 1% decline in Office. Color equipment sales of $390 million grew 31% in the third quarter 2005, and color sales represented 38% of total equipment sales in the third quarter 2005 versus 30% in the third quarter 2004.

Production

Production third quarter 2005 equipment sales grew 1% primarily reflecting install growth of 11% as well as, a 1-percentage point benefit from currency. These items were partially offset by price declines of 5% to 10% and product mix. The product mix reflects an increased proportion of black and white light production sales. Install activity consists of:

•	5% growth in installs of production color products largely driven by strong iGen3® install activity.

•	21% growth in installs of black and white production systems reflecting the continued success of the 4110 light production system.

Office

Office third quarter 2005 equipment sales declined 1%, including a 1-percentage point currency benefit. Strong install growth was more than offset by price declines of 5% to

10% and product mix, which reflected an increased proportion of lower-end equipment sales. Install activity consists of:

•	21% install growth in black and white digital copiers and multifunction devices driven by strong sales of Segment 1&2 devices (11-30 ppm), which more than offset declines of Segments 3&4 devices (31-69 ppm).

•	191% install growth in color printers.

•	56% install growth in office color multifunction systems driven in part by strong sales of the DocuColor 240/250, which was announced on June 28, 2005.

DMO

DMO equipment sales consist primarily of Segment 1&2 (11-30 ppm) devices and printers. Equipment sales in the third quarter 2005 grew 18% reflecting strong growth in Eurasia and Central and Eastern Europe.

Post Sale and Other Revenue

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

The third quarter post sale and other revenues grew 2%, including 1-percentage point of currency benefit. The growth areas (digital office, digital production and value added services) collectively grew 6%, and DMO grew 7%, more than offsetting a 40% decline in analog light lens products. Color post sale and other revenues grew 20% in the third quarter 2005, and color sales represented 27% of post sale and other revenue in the third quarter 2005 versus 23% in the third quarter 2004. In the third quarter 2005 approximately 7% of our pages were printed on color devices, which is 2-percentage points higher than the third quarter 2004. Color pages generate around five times more revenue and gross profit dollars than black and white pages.

Within post sale and other revenue, supplies, paper, and other sales of $703 million grew 8% year-over-year primarily reflecting growth in color consumables; while service, outsourcing, and rental revenue of $1,822 million declined 1% reflecting a decline in service and rental revenue, partially offset by growth in outsourcing revenue.

Production

Production third quarter 2005 post sale and other revenue declined 1% from the third quarter 2004 as declines in black and white were partially offset by growth in color. Currency impact was negligible in the quarter.

Office

Office third quarter 2005 post sale and other revenue growth of 4%, including a 1-percentage point benefit from currency, primarily reflected growth in digital black and white, color printing, and color multifunction products, which were partially offset by declines in older light lens technology.

DMO

DMO third quarter 2005 post sale and other revenue growth of 7% reflected growth in Eurasia and Central and Eastern Europe, more than offsetting declines in Brazil.

Other

Third quarter 2005 post sale and other revenue in the Other segment declined 5% due to declines in SOHO supply sales and value added services. The decline in value added services reflects the integration of a portion of our services contracts into our outsourcing business, the revenue from which is included in the Office and Production segments.

Key Ratios and Expenses

	Three Months Ended September 30,
	2005	2004	Change
Gross Margin*
Sales	35.6%	39.3%	(3.7	) pts.
Service, outsourcing and rentals	44.2	42.8	1.4
Financing Income	62.5	63.0	(0.5)
Total	41.3	42.5	(1.2)

R,D&E % Revenue*	6.4	6.3	0.1
SAG % Revenue	26.9	27.9	(1.0)

*	In addition to R&D, we incur sustaining engineering costs related to our products. These costs are incurred with respect to on-going product improvements after initial product launch. Effective July 1, 2005, we have reclassified these costs from cost of sales to a new line item in our income statement entitled Research, Development and Engineering (R,D&E). This presentation aligns our external reporting presentation to our internal management of these costs. See Appendix III for impact of this change on current and prior periods.

Gross Margin

Third quarter 2005 total gross margin of 41.3% declined 1.2-percentage points reflecting a change in product mix of 1.6-percentage points. Cost improvements of 1.9-percentage points more than offset the 1.3-percentage point impact of price declines.

Sales gross margin declined 3.7-percentage points driven by product mix and price declines, partially offset by cost improvements. The change in product mix reflects a higher proportion of sales of products with lower gross margins, including color printers and light production systems, and a lower proportion of sales of products with higher gross margins, including higher-end office black and white products and higher-end black and white production systems.

Service, outsourcing and rentals margin improved 1.4-percentage points reflecting favorable cost improvements, which more than offset unfavorable mix and price declines.

Research, Development and Engineering (R,D&E)

R,D&E of $242 million in the third quarter 2005 increased $8 million over the third quarter 2004. R&D of $196 million increased by $7 million reflecting increased spending in the Office segment. This was partially offset by lower expenditures in the Production segment as a result of recent product launches, and cost efficiencies we captured from our platform development strategy. Sustaining engineering costs of $46 million increased by $1 million.

We invest in technological development, particularly in color, and believe our R&D spending is sufficient to remain technologically competitive. Xerox R&D remains strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (SAG)

SAG expenses of $1,011 million in the third quarter were $25 million lower than the 2004 third quarter primarily reflecting:

•	$23 million reduction in general and administrative (“G&A”) expenses.

•	$1 million net reduction in selling expenses resulting from a $28 million favorable comparison from the Olympic marketing expense included in the 2004 third quarter. This favorable impact was mostly offset by an increase in marketing programs to support product launches and other selling expense increases.

•	Bad debt expense of $20 million was essentially unchanged from the 2004 third quarter.

Restructuring Charges

In the third quarter 2005, we recorded restructuring charges of $17 million related to the headcount reductions of approximately 300 employees in North America, across the Office and Production segments. The restructuring initiatives are focused on cost efficiencies in service, manufacturing, and back office support operations. The remaining restructuring reserve balance as of September 30, 2005, for all programs was $277 million, of which approximately $83 million is expected to be spent in the fourth quarter 2005.

Worldwide Employment

Worldwide employment of 56,300 declined approximately 1,000 from the second quarter 2005 primarily due to our on-going restructuring programs.

Other Expenses, net

(in millions)	2005	2004
Non-financing interest expense	$55	$91
Interest income	(18)	(14)
Losses on sales of businesses and assets	2	3
Currency losses, net	—	20
Amortization of intangible assets	10	9
Legal matters	107	7
All other, net	50	7

Total	$206	$123

Non-financing Interest Expense

Third quarter 2005 non-financing interest expense of $55 million was $36 million lower than the 2004 third quarter. $22 million of the decline relates to the conversion of the Xerox Capital Trust II preferred securities into common shares, in December 2004. The remainder was primarily due to lower average debt balances, partially offset by higher interest rates.

Interest Income

Third quarter 2005 interest income of $18 million increased $4 million reflecting higher rates of return, partially offset by lower average cash balances.

Currency Losses, net

Currency gains and losses offset each other in the third quarter 2005 compared to $20 million of net currency losses in the third quarter 2004. 2005 third quarter currency gains and losses reflect the following offsetting impacts:

•	Gains related to the mark to market of derivative contracts, due to the weakening Euro, that are economically hedging the cost of anticipated foreign currency denominated inventory purchases and other payments in Europe.

•	Losses related to the mark to market of derivative contracts, due to the strengthening U.S. Dollar against the Yen, economically hedging the cost of anticipated foreign currency denominated inventory purchases in the United States.

Legal Matters

The third quarter 2005 legal expense of $107 million increased $100 million from the third quarter 2004, primarily reflecting:

•	$89 million related to the MPI arbitration panel ruling.

•	$18 million related to other legal matters and the interest expense associated with the MPI matter. The other legal matters charge is for probable losses on cases that are not yet resolved.

All Other, net

Third quarter 2005 all other, net of $50 million increased $43 million from the third quarter 2004, primarily reflecting:

•	$15 million for losses sustained from Hurricane Katrina related to property damage and impaired receivables. We continue to assess the estimate of our losses from the effects of Hurricane Katrina.

•	$26 million charge related to the European Union Waste Directive, including the associated adoption of FASB Staff Position No. 143-1, “Accounting for Electronic Equipment Waste Obligations”, which provided guidance on accounting for the European Union (EU) Directive on the disposal of electronic equipment. The recorded charge primarily reflects the disposal obligation related to our leased equipment population in place as of the date the EU member countries adopted the Directive. The adoption of the Directive by an EU member country created a legal disposal obligation and accordingly we are now required to accrue the cost of that obligation at the time the equipment is placed in service.

Income Tax Expense

In the third quarter 2005, we recorded income tax expense of $29 million compared with income tax expense of $62 million in the third quarter 2004. The effective tax rate for the third quarter 2005 was 37.7% versus 38.0% in the third quarter 2004.

The 2005 third quarter effective tax rate of 37.7% was higher than the U.S. statutory tax rate of 35% primarily reflecting:

•	Losses in certain jurisdictions where we are not providing tax benefits and continue to maintain deferred tax valuation allowances.

•	The geographical mix of income before taxes and the related tax rates in those jurisdictions.

•	These impacts were partially offset by favorable audit and other tax return adjustments realized in the current quarter.

The 2004 third quarter effective tax rate of 38.0% was higher than the U.S. statutory tax rate of 35% primarily reflecting:

•	Losses in certain jurisdictions where we are not providing tax benefits and continue to maintain deferred tax valuation allowances.

•	Partially offsetting this impact is the geographical mix of income before taxes and the related tax rates in those jurisdictions.

Our effective tax rate will change based on nonrecurring events as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions. We anticipate that our effective tax rate for the fourth quarter will approximate 36% and our full year rate will be 9%, which includes the benefit of the finalization of the 1996 - 1998 IRS audit recorded in the second quarter of 2005.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates of $23 million in the third quarter 2005 decreased $39 million from the third quarter 2004 reflecting:

•	The absence of the $38 million pension settlement gain from Fuji Xerox in the third quarter 2004.

•	The absence of $1 million of equity income from Integic Corporation. In first quarter 2005, we sold our entire equity interest in Integic Corporation.

•	$1 million increase due to our 25 percent share of Fuji Xerox’s net income.

Cumulative Effect of Change in Accounting Principle

We recorded an $8 million after-tax ($12 million pre-tax), charge for cumulative effect of change in accounting principle related to the early adoption of FIN 47. This change in accounting principle primarily impacted our facility lease agreements that include the requirement to restore the facility to its original condition at lease termination. On a prospective basis, this accounting change requires recognition of these costs over the lease term. Prior to this accounting change these costs were recognized at lease termination.

Segment Operating Profit

	Three Months Ended September 30,
(in millions, except operating margin)	2005	2004	Change
Operating Profit
Production	$73	$105	$(32)
Office	189	182	7
DMO	18	4	14
Other	(14)	(43)	29

Total Operating Profit	$266	$248	$18

Operating Margin
Production	6.9%	9.8%	(2.9	) pts
Office	10.2%	10.0%	0.2	pts
DMO	4.0%	1.0%	3.0	pts
Other	(3.4)%	(10.1)%	6.7	pts

Total Operating Margin	7.1%	6.7%	0.4	pts

Total segment operating profit of $266 million in the third quarter 2005 increased $18 million from 2004. The third quarter 2005 operating margin increased 0.4-percentage points year-over-year.

Production

Third quarter 2005 Production profit of $73 million declined $32 million from 2004. Operating profit margin declined 2.9-percentage points in the third quarter reflecting:

•	Reduced gross margins impacted by product mix.

•	SAG increased slightly as selling expense and bad debt increases, were only partially offset by improvements in G&A.

•	R,D&E as a percent of revenue decreased year over year as we captured the benefits from our platform strategy to launch new technology.

Office

Third quarter 2005 Office profit of $189 million increased $7 million from 2004. Operating profit margin increased 0.2-percentage points in the third quarter reflecting lower SAG, partially offset by lower gross margin impacted by mix and higher R,D&E.

DMO

Third quarter 2005 DMO profit of $18 million increased $14 million from 2004. Operating profit margin improved 3.0-percentage points in the third quarter. The $14 million increase in profit reflects higher gross profit and lower bad debt expense.

Other

Third quarter 2005 other operating loss of $14 million improved $29 million from the 2004 third quarter primarily reflecting:

•	Lower non-financing interest expense of $36 million.

•	$20 million improvement from aggregate currency gains and losses.

•	Higher interest income of $4 million.

•	The positives items were partially offset by the absence of the $38 million pension settlement gain from Fuji Xerox in the third quarter 2004.

Capital Resources and Liquidity

Cash Flow Analysis

The following table summarizes our cash flows for the three months ended September 30, 2005 and 2004:

	Three Months Ended September, 30
(in millions)	2005	2004	Amount Change
Net cash provided by operating activities	$162	$435	$(273)
Net cash used in investing activities	(70)	(18)	(52)
Net cash (used in) provided by financing activities	(660)	416	(1,076)
Effect of exchange rate changes	1	20	(19)

(Decrease) increase in cash and cash equivalents	(567)	853	(1,420)
Cash and cash equivalents at beginning of period	1,912	2,542	(630)

Cash and cash equivalents at end of period	$1,345	$3,395	$(2,050)
Short-term investments	235	—	235

Total Cash, cash equivalents and Short-term investments	$1,580	$3,395	$(1,815)

Cash Flows from Operating Activities

Net cash provided by operating activities of $162 million in the third quarter 2005 decreased $273 million from third quarter 2004 reflecting the following:

•	$100 million decrease due to year-over-year increases in other current and long-term assets.

•	$96 million decrease due to growth in accounts receivable which resulted from equipment sales growth, particularly in low-end printer devices, as well as cyclical timing of collections in the DMO segment.

•	$67 million decrease due to growth in inventory, primarily in the Office segment, to support anticipated future demand for the recently launched products.

Cash Flows from Investing Activities

Net cash used in investing activities of $70 million in the third quarter 2005 increased $52 million from third quarter 2004 reflecting the following:

•	$46 million increase in cash usage related to net purchases of Short-term investments which are intended to increase our return on available cash.

•	$19 million increase in cash usage from capital expenditures.

•	$14 million increase in cash provided by net reductions of escrow and other restricted investments primarily as a result of releases of restricted cash on our secured debt arrangements.

Cash Flows from Financing Activities

Net cash used in financing activities was $660 million in the third quarter 2005 compared to a $416 million cash source in the third quarter 2004. The $1,076 million change reflects the following:

•	$750 million lower proceeds from other debt resulting from the third quarter 2004 issuance of senior notes due in 2011.

•	$432 million increase in net payments on secured borrowings.

•	$92 million decrease in payments on term and other debt. In third quarter 2005 we had repayments of $129 million primarily from the early redemption of unsecured debt maturities, as compared to $221 million of repayments in the third quarter 2004 from scheduled debt maturities.

•	$12 million decrease in dividends paid to minority shareholders.

Customer Financing Activities and Debt

The following table compares finance receivables to financing-related debt as of September 30, 2005:

(in millions)	Finance Receivables	Secured Debt
Finance Receivables Encumbered by Loans(1) :
GE Loans - U.S.	$1,941	$1,765
GE Loans - Canada	315	231
GE Loans - U.K.	644	605

Total GE encumbered finance receivables, net	2,900	2,601

Merrill Lynch Loan - France	405	326
DLL-Netherlands(2)	239	205

Total encumbered finance receivables, net	$3,544	$3,132

Unencumbered finance receivables, net(3)	$4,231

Total Finance Receivables, net(4)	$7,775

(1)	Encumbered finance receivables represent the book value of finance receivables that secure each of the indicated loans.
(2)	At the end of the third quarter 2005, we repaid $120 million of secured debt through a transaction with our DLL Joint Venture to purchase DLL’s parent’s 51% ownership interest in the Belgium and Spain leasing operations.
(3)	In the third quarter of 2005, we repaid our Asset-Backed Notes in France of $47 million. As a result, the related finance receivables are classified within Unencumbered finance receivables, net as of September 30, 2005.
(4)	Includes (i) billed portion of finance receivables, net (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in the Condensed Consolidated Balance Sheets as of September 30, 2005.

During the third quarter 2005 we:

•	Originated loans secured primarily by finance receivables generating cash proceeds of $36 million.

•	Repaid loans secured primarily by finance receivables of $560 million. At the end of the third quarter 2005, we repaid $120 million of secured debt through a transaction with our DLL Joint Venture to purchase DLL’s parent’s 51% ownership interest in the Belgium and Spain leasing operations, which were previously sold to the joint venture in the fourth quarter of 2003. In connection with the purchase, the secured borrowings to DLL’s parent in these operations were repaid and the related finance receivables are no longer encumbered. Other than the repayment of the secured debt, the effects from this transaction are immaterial.

As of September 30, 2005, 46% of total finance receivables were encumbered as compared to 59% at December 31, 2004.

Our debt maturities for the remainder of 2005 and 2006 by quarter, 2007 through 2009 by year, and thereafter are as follows:

	Bonds/ Bank Loans /Other	Secured by Finance Receivables	Total Debt
Fourth Quarter	$39	$374	$413

2005	39	374	413

First Quarter	11	303	314
Second Quarter	16	269	285
Third Quarter	7	235	242
Fourth Quarter	4	200	204

2006	38	1,007	1,045

2007	450	741	1,191

2008	336	934	1,270

2009	892	70	962

Thereafter	2,564	6	2,570

Total	$4,319	$3,132	$7,451

Consistent with our objective to rebalance the level of secured and unsecured debt, we expect payments on secured loans will continue to exceed proceeds from new secured loans in the fourth quarter of 2005.

Subsequent Event

The board of directors has authorized the repurchase of up to $500 million of the company’s common stock. The stock is expected to be repurchased over the next 12 months primarily through open-market purchases. Repurchases will be made in compliance with the Securities and Exchange Commission’s Rule 10b-18, and are subject to market conditions as well as applicable legal and other considerations.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs and expectations, and are subject to a number of factors that may cause actual results to differ materially. Information concerning these factors is included in the company’s second quarter 2005 Form 10-Q filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

XXX

APPENDIX I

Xerox Corporation

Net Income per Common Share

(Dollars in millions, except per share data.

Shares in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Basic Earnings per Share:

Income from continuing operations before cumulative effect of change in accounting principle	$71	$163	$651	$536
Accrued dividends on:
Series B Convertible Preferred Stock, net	—	—	—	(16)
Series C Mandatory Convertible Preferred Stock	(14)	(14)	(43)	(43)

Adjusted income from continuing operations before cumulative effect of change in accounting principle	57	149	608	477
Income from discontinued operations, net	—	—	53	83
Cumulative effect of change in accounting principle, net	(8)	—	(8)	—

Adjusted net income available to common shareholders	$49	$149	$653	$560

Weighted Average Common Shares Outstanding	961,553	841,078	960,249	819,066
Basic Earnings per Share
Earnings from continuing operations	$0.06	$0.18	$0.63	$0.58
Earnings from discontinued operations	—	—	0.06	0.10
Loss from cumulative effect of change in accounting principle	(0.01)	—	(0.01)	—

Basic Earnings per Share	$0.05	$0.18	$0.68	$0.68

Diluted Earnings per Share:

Income from continuing operations before cumulative effect of change in accounting principle	$71	$163	$651	$536
ESOP expense adjustment, net	—	—	—	(6)
Accrued dividends on Series C Mandatory Convertible Preferred Stock	(14)	(14)	—	(43)
Interest on Convertible Securities (1), net	—	14	1	41

Adjusted income from continuing operations before cumulative effect of change in accounting principle	57	163	652	528
Income from discontinued operations, net	—	—	53	83
Cumulative effect of change in accounting principle, net	(8)	—	(8)	—

Adjusted net income available to common shareholders	$49	$163	$697	$611

Weighted Average Common Shares Outstanding	961,553	841,078	960,249	819,066
Common Shares Issuable with respect to:
Stock options and restricted stock	10,999	12,927	11,380	13,841
Series B Convertible Preferred Stock	—	—	—	22,567
Series C Mandatory Convertible Preferred Stock	—	—	74,797	—
Convertible securities (1)	—	115,417	1,992	115,417

Adjusted Weighted Average Common Shares Outstanding	972,552	969,422	1,048,418	970,891

Diluted Earnings per Share
Earnings from continuing operations	$0.06	$0.17	$0.62	$0.55
Earnings from discontinued operations	—	—	0.05	0.08
Loss from cumulative effect of change in accounting principle	(0.01)	—	(0.01)	—

Diluted Earnings per Share	$0.05	$0.17	$0.66	$0.63

(1)	The 2004 convertible securities amount primarily consisted of the convertible liability to Xerox Capital Trust II which is described in Note 10 to our 2004 financial statements included in the 2004 Form 10-K.

APPENDIX II

Xerox Corporation

Reconciliation of Prior Period

Segment Profit

Following is a summary of the changes discussed in the Segment Revenue and Profit table of this document. The tables below illustrate the impact of these changes on segment quarterly operating profit for 2004 (in millions):

	As reported segment quarterly operating profit for 2004
Operating Profit	Mar. 31	June 30	Sept. 30	Dec. 31	Total
Production	$78	$90	$58	$162	$388
Office	161	199	182	256	798
DMO	22	8	6	7	43
Other	(23)	35	2	(43)	(29)

Total	$238	$332	$248	$382	$1,200

	Impact of changes on segment quarterly operating profit for 2004
Operating Profit	Mar. 31	June 30	Sept. 30	Dec. 31	Total
Production	$4	$32	$47	$40	$123
Office	8	(12)	—	(15)	(19)
DMO	(3)	(2)	(2)	(1)	(8)
Other	(9)	(18)	(45)	(24)	(96)

Total	$—	$—	$—	$—	$—

	Reclassified segment quarterly operating profit for 2004
Operating Profit	Mar. 31	June 30	Sept. 30	Dec. 31	Total
Production	$82	$122	$105	$202	$511
Office	169	187	182	241	779
DMO	19	6	4	6	35
Other	(32)	17	(43)	(67)	(125)

Total	$238	$332	$248	$382	$1,200

APPENDIX III

Xerox Corporation

Effect of Sustaining Engineering on

Prior Period and Current Period Results

	2004					2005
(in millions)	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	YTD
Total Sustaining Engineering (SE)	$29	$41	$45	$38	$153	$42	$54	$46	$142

Gross Margin % (with SE)	39.8%	41.3%	41.3%	40.1%	40.6%	40.7%	39.0%	40.1%	39.9%
Gross Margin % (w/o SE)	40.6%	42.4%	42.5%	40.9%	41.6%	41.8%	40.4%	41.3%	41.2%

R&D % revenue (w/o SE)	5.0%	4.9%	5.1%	4.4%	4.8%	4.9%	4.8%	5.2%	5.0%
R,D&E % revenue (with SE)	5.8%	5.9%	6.3%	5.3%	5.8%	6.0%	6.2%	6.4%	6.2%

Non-GAAP Financial Measures

One of the significant tools that management utilizes in evaluating the Company’s past performance and allocating resources for the future periods is the measurement of the Company’s financial performance against the original earnings guidance. In particular, management believes that the most comparable way to evaluate the Company’s performance for this limited purpose is to exclude significant unanticipated items and events that did not form the basis of such original earnings guidance. Consequently, management has presented a financial measure of earnings per share (“Adjusted Earnings” and “Adjusted EPS”) that constitutes a non-GAAP financial measure, as defined in the SEC rules, that excludes the effects of items and events that are significant and unanticipated, which in the periods presented are one or more of the following: (1) the restructuring charges previously announced in 2005, and (2) the following other charges previously disclosed in the Company Form 8-K dated October 5, 2005: litigation, losses from Hurricane Katrina, EU Directive and accounting change. Management believes that these non-GAAP financial measures provide investors with additional and useful information by providing them with an insight into one of the significant tools that management uses to evaluate the Company’s past performance and allocating resources for the future periods. A reconciliation of these non-GAAP financial measures and the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles is set forth below:

	Q3 2005
(in millions, except earnings per share)	Net Income	Diluted EPS
Adjusted Earnings	$188	$0.18

Restructuring Charges	(11)	(0.01)
Hurricane Katrina Loss	(9)	(0.01)
Litigation Matters	(79)	(0.08)
EU Waste Directive	(18)	(0.02)
Accounting Change	(8)	(0.01)

As Reported	$63	$0.05

NOTE TO THE EDITORS: This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs and expectations, and are subject to a number of factors that may cause actual results to differ materially. Information concerning these factors is included in the company’s second quarter 2005 Form 10-Q filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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